UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

SHUFFLE MASTER, INC.
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
N/A
	(2)	Aggregate number of securities to which transaction applies:
N/A
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
N/A
	(4)	Proposed maximum aggregate value of transaction:
N/A
	(5)	Total fee paid:
N/A
☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
N/A
	(2)	Form, Schedule or Registration Statement No.:
N/A
	(3)	Filing Party:
N/A
	(4)	Date Filed:
N/A

February 6, 2007

TO: THE SHAREHOLDERS OF SHUFFLE MASTER, INC.

You are cordially invited to our annual meeting of shareholders to be held on March 14, 2007, at our corporate headquarters, 1106 Palms Airport Drive, Las Vegas, Nevada, at 11:00 a.m., Pacific Standard Time. I encourage you to attend. Whether or not you plan to attend the meeting, I urge you to complete and sign the accompanying proxy and return it in the enclosed envelope. Also attached for your review are the formal Notice of Annual Meeting and Proxy Statement.

On behalf of our board of directors and employees, thank you for your continued support of Shuffle Master, Inc.

Very truly yours,

Mark L. Yoseloff
Chairman of the Board and
Chief Executive Officer

SHUFFLE MASTER, INC.
1106 Palms Airport Drive
Las Vegas, Nevada 89119

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

February 6, 2007

To the Shareholders of Shuffle Master, Inc.:

The annual meeting of shareholders of Shuffle Master, Inc. (“Shuffle Master,” “we,” “us,” or the “Company”) will be held on March 14, 2007, at our corporate headquarters, 1106 Palms Airport Drive, Las Vegas, Nevada, at 11:00 a.m., Pacific Standard Time, for the following purposes:

1.               To elect four (4) directors to hold office until the next annual meeting or until their successors are elected;

2.               To ratify the appointment of Deloitte & Touche LLP (“Deloitte”) as the Company’s independent registered public accountant for the fiscal year ending October 31, 2007; and

3.               To transact such other business as may properly come before the meeting or any adjournment thereof.

Our board of directors recommends you vote FOR the election of each of the nominees to the board and FOR the ratification of the appointment of Deloitte as our independent registered public accountant.

The board of directors has fixed January 31, 2007 as the record date for determining shareholders entitled to receive notice of, and to vote at, the annual meeting or any adjournment or postponement thereof. Only shareholders of record at the close of business on that date will be entitled to notice of, and to vote at, the annual meeting.

All shareholders are invited to attend the annual meeting in person. However, even if you expect to be present at the annual meeting, we ask that as promptly as possible you vote and sign, date, and return the enclosed proxy card in the postage-paid envelope provided. Shareholders attending the annual meeting may vote in person even if they have previously voted by proxy. If you are unable to attend the annual meeting in person, you can listen to the webcast live or on replay by visiting www.shufflemaster.com. The webcast will not be interactive, and you will not be able to ask questions or to vote your shares.

A complete list of shareholders entitled to vote will be available for inspection by any shareholder, for any purpose relating to the meeting, during normal business hours at our principal executive offices, 1106 Palms Airport Drive, Las Vegas, Nevada 89119, for ten days prior to the meeting.

TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE SIGN, DATE AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON.

By Order of the Board of Directors,

Paul C. Meyer
Secretary

February 6, 2007
Las Vegas, Nevada

SHUFFLE MASTER, INC.

PROXY STATEMENT

SHUFFLE MASTER, INC.
1106 Palms Airport Drive
Las Vegas, Nevada 89119

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

February 6, 2007

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Q:             Why am I receiving these materials?

A:              Our annual meeting of shareholders will take place on Wednesday, March 14, 2007 at 11:00 a.m., Pacific Standard Time, at our corporate headquarters located at 1106 Palms Airport Drive, Las Vegas, Nevada 89119. Shareholders are invited to attend the annual meeting and are requested to vote on the proposals described in this proxy statement. For your convenience, we are pleased to offer a live webcast of our annual meeting on the Investor Relations section of our website at www.shufflemaster.com.

Q:             Who is soliciting my proxy?

A:              This solicitation of your proxy is on behalf of our board of directors.

Q:             What information is contained in this proxy statement?

A:              The information in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, the compensation of our directors and our most highly paid executive officers in 2006, and certain other required information. Our Annual Report for the fiscal year ended October 31, 2006, audited financial statements, proxy card and return envelope are also enclosed.

Q:             What proposals will be voted on at the annual meeting?

A:              The proposals scheduled to be voted on at the annual meeting are:

1.               The election of four (4) directors;

2.               The ratification of the appointment of Deloitte as our independent registered public accountant for our fiscal year ending October 31, 2007; and

3.               Any other business that properly comes before the annual meeting.

Q:             How does the board of directors recommend that I vote my shares?

A:              Our board of directors recommends that you vote your shares (1) FOR each of the nominees to the board of directors, and (2) FOR the ratification of our independent registered public accountant for the 2007 fiscal year.

Q:             Who can vote shares that I hold jointly with my spouse or someone else?

A:              If shares are held jointly by two or more persons, we can accept a proxy from any of the owners. If we receive proxies from more than one owner and their votes conflict, we cannot accept any proxy as to matters where they conflict.

Q:             What shares can I vote?

A:              All shares owned by you as of the close of business on January 31, 2007, which we refer to as the Record Date, may be voted by you. You may cast one vote per share of common stock that you held on the Record Date. These shares include shares that are: (1) held directly in your name as the shareholder of record, and (2) held for you as the beneficial owner through a broker, bank or other nominee. On the Record Date, we had approximately 35,173,043 shares of common stock issued and outstanding.

Q:             What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A:              Most shareholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Shareholder of Record—granting a proxy

If your shares are registered directly in your name with our transfer agent, Wells Fargo Bank, N.A., you are considered the shareholder of record with respect to those shares and these proxy materials are being sent directly to you by Shuffle Master. As the shareholder of record, you have the right to vote in person at the annual meeting or to grant a proxy. We have enclosed or sent a proxy card for you to use to appoint Mark L. Yoseloff and Paul C. Meyer to vote your shares.

Beneficial Owner—voting instructions

If your shares are held in a brokerage account or by a bank or other nominee, the broker, bank or nominee is considered, with respect to those shares, the shareholder of record. You are considered the beneficial owner of shares held in street name. If you are a beneficial owner but not the shareholder of record, you may not vote your shares in person at the annual meeting unless you obtain a proxy from the broker, bank or nominee that holds your shares giving you the right to vote the shares at the meeting. If you are a beneficial owner, these proxy materials are being forwarded to you together with a voting instruction card by your broker, bank or nominee. Your broker, bank or nominee must vote your shares as you direct. You are also invited to attend the annual meeting.

Q:             How can I vote my shares in person at the annual meeting?

A:              Shares held in your name as the shareholder of record may be voted by you in person at the annual meeting. Shares held beneficially in street name may be voted by you in person at the annual meeting only if you obtain a legal proxy from the broker, bank or nominee that holds your shares giving you the right to vote the shares.

Q:             If I plan to attend the annual meeting, why should I submit a proxy or give instructions how to vote my shares?

A:              Even if you plan to attend the annual meeting, you should submit a proxy in advance or direct the bank, broker or nominee that holds your shares to submit a proxy. That way, your shares will still be voted if you don’t attend the meeting. If you submit a proxy and then attend the meeting, you can either allow your proxy to be voted as you instructed or you may revoke your proxy and vote your shares yourself.

Q:             How can I vote my shares without attending the annual meeting?

A:              Whether you hold shares directly as the shareholder of record or beneficially in street name, you may direct how your shares are voted without attending the annual meeting. If you are a shareholder of record, you may vote by submitting a proxy. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, bank or nominee.

Shareholders of record of Shuffle Master common stock may submit proxies by completing, signing and dating their proxy cards and mailing them in the accompanying pre-addressed envelopes. Proxy cards submitted by mail must be received by the time of the meeting in order for your shares to be voted. Shuffle Master shareholders who hold shares beneficially in street name may vote by completing, signing and dating the voting instruction cards provided by their brokers, banks or nominees and mailing them in the accompanying pre-addressed envelopes. You must send the voting instructions to your bank, broker or nominee as instructed. The voting instruction card does not entitle you to vote in person at the annual meeting.

Q:             Can I change my vote?

A:              You may change your vote at any time prior to the vote at the annual meeting. If you are the shareholder of record, you may revoke your proxy at any time before it is voted at the annual meeting by delivering to the secretary of the Company at 1106 Palms Airport Drive, Las Vegas, Nevada 89119, a written notice of revocation or a duly executed proxy bearing a later date or by attending the annual meeting and voting in person. For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker, bank or nominee following the instruction they provided. If your shares are held in street name, and you decide to change your vote, you must allow time for your broker, bank or nominee to receive your instructions and submit revised instructions to us. If you have obtained a legal proxy from your broker, bank or nominee giving you the right to vote your shares, you may attend the meeting and vote in person.

Q:             How many shares must be present for the annual meeting?

A:              The quorum requirement (the minimum number of shares that must be present) for holding the annual meeting and transacting business is a majority of the outstanding shares entitled to vote. In order to count toward the quorum requirement, the shares may be present in person or represented by proxy. Both abstentions and broker non-votes (described below) are counted for the purpose of determining the presence of a quorum even though they are not voted on the proposals.

If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote or votes cast on that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the meeting, assuming that a quorum is obtained.

Q:             How are votes counted?

A:              In the election of directors, you may vote FOR all or some of the nominees or your vote may be WITHHELD with respect to one or more of the nominees. You may not cumulate your votes for the election of directors.

For other proposals, you may vote FOR, AGAINST or ABSTAIN. If you elect to ABSTAIN, the abstention has the same effect as a vote AGAINST. If you sign your proxy card or broker voting instructions card with no further instructions, your shares will be voted in accordance with the recommendations of our board of directors.

Q:             Who will bear the cost of soliciting votes for the annual meeting?

A:              Shuffle Master is making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities.

Q:             Where can I find the voting results of the annual meeting?

A:              We intend to announce preliminary voting results at the annual meeting and publish final results in our quarterly report on Form 10-Q for the second quarter ending April 30, 2007.

ELECTION OF DIRECTORS

Our directors are elected to serve a one-year term and will serve until our next annual meeting or until their successors have been duly elected and qualified. Directors are elected by a plurality of the votes cast by holders of shares present and entitled to vote at the annual meeting. This means that the individuals who receive the largest number of votes are selected as directors up to the maximum number of directors to be elected at the meeting. Directors receiving a plurality but not a majority of the votes cast are required to submit their resignation as director, which resignation may or may not be accepted, as described therein. We recommend a vote FOR electing the nominees for directors as set forth below.

Nominees For Election As Directors.   All nominees have been recommended by the governance nominating subcommittee and have consented to serve if elected. Fewer nominees (four) are named than the number last fixed by the board under our bylaws (five). The vacancy on our board occurred following Ken Robson’s resignation as a director in November 2006. The board is in the process of identifying a candidate with the business experience and licensing qualifications necessary to fill the vacancy and serve as a director. Proxies cannot be voted for a greater number of persons than the number of nominees named. If any nominee becomes unable to serve, the persons named as proxies may exercise their discretion to vote for a substitute nominated by the governance nominating subcommittee. The name, age, business experience, and offices held by each nominee for director are as follows:

Name of Director	Age	Company Position(s)	Director Since
Mark L. Yoseloff	60	Chairman of the Board and Chief Executive Officer	1997
Garry W. Saunders	55	Director	2002
Louis Castle	42	Director	2005
Todd Jordan	38	Director	2006

Dr. Mark L. Yoseloff.   Dr. Yoseloff has been our chief executive officer since June 2001 and became our chairman of the board in February 2002. Additionally, Dr. Yoseloff was our president from October 2000 until February 2002, and again from January 2003 to October 2003. He served as our executive vice president from August 1997 to October 2000 and was appointed to our board of directors in November 1997. From August 1996 to July 1997, Dr. Yoseloff served as a consultant to

us. From May 1996 through the present, Dr. Yoseloff has held the position of president of Well Suited, LLC. Dr. Yoseloff also holds the position of president of Visual Communications Consultants, Inc. (dba Advanced Gaming Concepts), a company he founded in August 1993.

Garry W. Saunders.   Mr. Saunders has been a member of our board of directors since October 2002. Mr. Saunders has been the executive vice president and chief operating officer of Melco PBL Entertainment (Macau) Limited, a publicly traded developer and owner of gaming and entertainment resort facilities, since January 2007. Mr. Saunders has been managing director of Nevluck, LLC, a development company based in Las Vegas, since 2002. From May 2004 to October 2005, Mr. Saunders served as vice president of international operations for Las Vegas Sands, Inc. Mr. Saunders served Playboy Enterprises, Inc. as president of its gaming division from 1997 to 2001, and ITT Corporation as executive vice president for the gaming activities of its Sheraton and Caesars World Divisions from 1994 to 1997.

Louis Castle.   Mr. Castle has been a member of our board of directors since March 2005. Mr. Castle has been vice president of creative development at the Los Angeles studio of Electronic Arts, Inc., a publicly traded interactive entertainment software company, since 2003. Prior thereto, Mr. Castle co-founded and for 18 years held the position of vice president at Westwood Studios, an entertainment software company that was subsequently acquired by Electronic Arts, Inc. While at Westwood Studios, Mr. Castle served in various capacities including vice president—creative development, general manager, chief operating officer and finance officer.

Todd Jordan.   Mr. Jordan has been a member of our board of directors since July 2006. Mr. Jordan has been a senior analyst at Ardsley Partners, a Connecticut based hedge fund covering various consumer related sectors, since April 2006. Prior to joining Ardsley Partners, Mr. Jordan was employed at Cobalt Capital from January 2005 through January 2006 in a similar capacity. From April 2000 through January 2005, Mr. Jordan was a sell side analyst with such companies as Buckingham Research Group and Dresdner Kleinwort Wasserstein covering the gaming, lodging, leisure and restaurant sectors. Prior to this, Mr. Jordan provided similar services with Raymond James & Associates from July 1996 through March 2000.

CORPORATE GOVERNANCE

Our business affairs are conducted by our management under the direction of, and monitored and reviewed by, our board of directors. In essence, the role of our board of directors is to oversee our business affairs for the benefit of our shareholders and, to the extent appropriate under governing law, other constituencies, which include our employees, customers, suppliers, creditors, and state, national and community economies and societal considerations. Our board strives to ensure the success and continuity of our business through the selection of a qualified management team. It is also responsible for ensuring that our activities are conducted in a responsible and ethical manner.

The framework for our corporate governance is provided by: (a) Minnesota corporate law, (b) our articles of incorporation and our bylaws, (c) the charters of our board committees, and (d) our code of conduct. In addition, we are governed by all applicable laws, rules, and regulations, including the gaming laws and rules of every jurisdiction in which we or our products are licensed, the Federal securities laws and the rules of the Securities and Exchange Commission (the “SEC”), and the listing requirements of the Nasdaq Stock Market where our common stock is listed and the rules of the Nasdaq Stock Market.

Each of the charters of our governance, audit and compensation committees, as well as our code of conduct and compliance committee plan, are available on our website at www.shufflemaster.com, and are also available in print to any shareholder upon request. We may revise these policies from time to time and will promptly post any revisions on our website.

Our board of directors has determined that each of our directors, except Dr. Yoseloff, is an independent director, as defined in the rules of the Nasdaq Stock Market, for the reason that none of these persons is a director who:

•       is, or during the past three fiscal years was, employed by us or by any of our subsidiaries;

•       accepted, or who has a relative by blood, marriage or adoption or who has the same residence as such director (a “Family Member”) who accepted, any payments from us or any of our subsidiaries in excess of $60,000 during fiscal 2006 or any of the past three fiscal years, other than compensation for service on our board or payments arising solely from investments in our securities;

•       is a Family Member of an individual who is, or during the past three fiscal years was, employed by us or any of our subsidiaries as an executive officer;

•       is, or has a Family Member who is, a partner in, or a controlling shareholder or an executive officer of, any organization to which we made, or from which we received, payments (other than those arising solely from investments in our securities) that exceed 5% of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more, in fiscal 2006 or any of the past three fiscal years;

•       is, or has a Family Member who is, employed as an executive officer of another entity where any of our executive officers serve on the compensation committee of such other entity, and no such relationship existed during any of the past three fiscal years; or

•       is or was, or has a Family Member who is or was, a partner or employee of our independent registered public accountant, or worked on our audit, during fiscal 2006 or any of the past three fiscal years.

The following table shows the membership of our committees and the number of meetings of each during fiscal 2006. Our board of directors held 6 meetings and took action by unanimous written consent on 10 occasions during fiscal 2006. Each member of our board attended at least 75% of the meetings held by our board and the committees of which he is a member. On November 2, 2006, we announced the resignation of Ken Robson as director of the Company. This resignation was for personal reasons and had nothing to do with the Company or its business.

Name of Director	Independent Director	Governance(1)	Audit	Compensation	Compliance(2)
Mark L. Yoseloff	No	No	No	No	No
Garry W. Saunders	Yes	Yes	Yes	Yes	Yes
Louis Castle	Yes	Yes	Yes	Yes	No
Todd Jordan(3)	Yes	Yes	Yes	Yes	No
Number of Meetings Held		5	12	4	4

(1)                This includes one meeting of the governance nominating subcommittee.

(2)                Other members of our compliance committee are our general counsel, our president and our senior director of licensing and regulatory compliance.

(3)                Todd Jordan was elected as a director of the Company on July 10, 2006. Since such date Mr. Jordan attended at least 75% of the meetings held by our board and the committees of which he is a member.

Our policies and practices reflect corporate governance practices that are intended to be compliant with the rules of the Nasdaq Stock Market and the corporate governance requirements of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”). Our governance policies include, but are not limited to, those listed below:

•       our board of directors has adopted clear corporate governance policies which we have published on our website;

•       a majority of the members of our board of directors are (and are required to be) independent of our executive officers and us, and we place a high value on independence and diversity when identifying new candidates for the board;

•       our independent directors do not receive consulting, legal or other fees from us other than compensation for serving as board members;

•       our board has determined that all members of our governance, audit, and compensation committees are (and are required to be) independent;

•       the independent members of our board of directors meet regularly without the presence of management, no less often than every board meeting;

•       directors have access to our officers and other members of our management team so that they can stay abreast of our business affairs;

•       our corporate governance policies prohibit members of our board of directors from serving on the board of directors of more than two public companies other than Shuffle Master;

•       inside directors are required to submit a resignation from our board of directors upon termination of active service as our employee or if the director’s continued service would disqualify us or the director from holding any licenses we or the director hold or are required to hold;

•       we have a clear code of conduct;

•       our chief executive officer and chief financial officer certify that the financial statements and other financial information included in the quarterly and annual reports we file with the SEC fairly present, in all material respects, our financial condition, results of operations and cash flows and that such reports comply with the requirements of the Securities Exchange Act of 1934 (the “Securities Exchange Act”) in all material respects;

•       we have procedures in place for the anonymous submission of employee complaints on accounting, internal controls, and auditing matters;

•       our audit committee reviews and approves all related-party transactions, if any, which would be required to be disclosed under Item 404 of SEC Regulation S-K and Section 403 of Sarbanes-Oxley;

•       our audit committee reviews and approves all relationships with our independent registered public accountant;

•       our governance committee regularly reviews our chief executive officer’s and board of directors’ performance;

•       the lead partner of our independent registered public accountant is rotated at least every five years;

•       our annual, quarterly, and other SEC reports are accessible through a hyperlink on our website;

•       we have, in each case, obtained shareholder approval before adopting or making material amendments to our stock-based compensation plans; and

•       each committee of our board of directors has the express authority to engage and obtain advice and assistance from outside advisors, including legal counsel.

Our policy is that all directors attend our annual meetings of shareholders. All of our directors were in attendance at our last annual meeting, which was held on March 27, 2006. Our board of directors conducts its business through meetings and written actions of the board and through the activities of its committees. The following are descriptions of each of our committees.

Governance Committee.   Our governance committee, pursuant to its charter, is responsible for nominating our board members. The committee also recommends to our full board our chief executive officer, chairman of the board and chair of our governance committee. The committee is responsible for reviewing our chief executive officer’s and board of directors’ performance and establishing guidelines for and monitoring suggested ownership of our common stock by independent directors. Our governance committee also has authority to establish any special committees regarding ethical, regulatory, legal, or similar matters, reviews board agendas in advance, approves the board calendar as recommended by the chairman of the board and chief executive officer, reviews the philosophies underlying compensation of board members and management, and recommends to our board the number of options or restricted stock to be granted to each independent director and corresponding terms. Our governance committee’s charter sets forth goals regarding board size and requires advance notice and governance committee approval of membership by directors on boards of other public companies.

In addition to those attributes outlined in the governance committee charter, our governance committee uses factors such as the following to select appropriate candidates to fill vacant seats on our board of directors (in no particular order):

•       independence from management and other board members;

•       successful business or career experience;

•       ability or willingness to commit the necessary time to board and committee responsibilities;

•       proximity to our corporate headquarters;

•       prior experience on boards of directors;

•       ability to meet the stringent gaming industry licensing requirements; and

•       specific professional background.

Our governance committee considers board nominees recommended by our shareholders; however, because its considerations of nominations are not publicly available, our governance committee does not respond to shareholders making such recommendations except to acknowledge receipt of such recommendations. Any shareholder wishing to recommend a nominee should submit such recommendation to the address shown under the heading “Submission of Shareholder Proposals,” set forth later in this proxy statement. We also recommend that any shareholder making such a recommendation review the qualifications for directors as set forth in our governance committee charter. Any nominees to our board must satisfy applicable requirements of Nevada and other jurisdictions’ gaming laws and regulations, and we are unable to consider nominees who do not meet these requirements.

Under our governance committee charter, in the event a director receives a greater number of votes “withheld” from his or her election than votes “for” such election (a “Majority Withheld Vote”), then such director shall promptly tender his or her resignation following certification of the shareholder vote to the governance committee. The governance committee is required to consider the resignation offer and recommend to the board of directors whether to accept it. The board is then required to act on the committee’s recommendation within ninety (90) days and to promptly disclose its decision whether to accept the director’s resignation offer (and the reason for rejecting the resignation offer, if applicable) in a press release to be disseminated in the manner that our press releases are typically distributed. The board has the ability to take into account a number of other factors, such as whether the board member’s departure will cause noncompliance with Nasdaq requirements, when deciding whether to accept such a resignation. Any director who tenders his or her resignation because of a majority withheld vote shall not participate in the governance committee’s recommendation or board action regarding whether to accept the resignation offer.

Our governance committee and our governance nominating subcommittee consist only of independent directors. The current members of the governance committee and the governance nominating subcommittee are Garry W. Saunders, Louis Castle and Todd Jordan.

Audit Committee.   Pursuant to its charter, our audit committee assists our board of directors in its oversight of:

•       the quality and integrity of our financial statements;

•       our independent registered public accountant’s appointment, compensation, performance, qualifications and independence;

•       the performance of our internal audit function; and

•       our system of disclosure controls and internal controls.

Our audit committee encourages continuous improvement of and fosters adherence to our policies, procedures and practices at all levels. Our audit committee also provides an open avenue of communication among our independent registered public accountant, financial and senior management, our internal auditing function, and our board of directors. Our audit committee reports regularly to our board regarding the execution of its duties and responsibilities. In discharging its duties, among other things, our audit committee (in no particular order):

•       has the sole authority to appoint, retain, compensate, oversee, evaluate and replace any independent registered public accountant;

•       reviews and approves, in advance, the scope of our annual audit;

•       reviews and pre-approves the engagement of our independent registered public accountant to perform audit and non-audit services, and reviews and pre-approves all fees for audit services as well as fees for non-audit services over a specified amount;

•       examines our independent registered public accountant’s reports and makes appropriate recommendations to the board as a result of such examination;

•       meets independently with our accounting and internal auditing staff, independent registered public accountant and senior management regarding the effectiveness of our financial and accounting functions, our system of internal and disclosure controls, our critical accounting policies, alternative treatments of financial information within generally accepted accounting principles, and other matters;

•       reviews the integrity of our financial reporting process;

•       reviews our financial statements, SEC filings, earnings releases, and other press releases related to our financial condition and results of operations;

•       approves our fiscal year-end financials that are included in our annual report on Form 10-K;

•       reviews and approves all related-party transactions, if any, which would be required to be disclosed in any proxy statement under Item 404 of SEC Regulation S-K and Section 403 of Sarbanes-Oxley;

•       reviews disclosures from our independent registered public accountant regarding Independence Standards Board Standard No. 1;

•       assures rotation of our independent registered public accountant’s lead and reviewing audit partners;

•       reviews with our general counsel any legal or compliance matters that could have a material impact on our financial condition or results of operations;

•       establishes and maintains procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting or audit matters; and

•       establishes and maintains procedures for the confidential, anonymous submission by our employees regarding what they suspect may be questionable accounting or auditing matters.

Our board of directors has determined that all members of our audit committee are qualified to serve on our audit committee in accordance with the criteria specified in rules and regulations issued by the SEC and the rules of the Nasdaq Stock Market.

•       Each of them is an independent director, as stated above.

•       None of them, other than in his capacity as a member of our board of directors or committees of our board of directors receives any consulting, advisory, or other compensatory fee from us or is an affiliated person of us or any of our subsidiaries.

•       None of them owns or controls 20% or more of our voting securities.

•       Each of them is able to read and understand financial statements, including our balance sheet and statements of income, changes in shareholders’ equity and cash flows.

Our audit committee consists of Todd Jordan, Garry W. Saunders and Louis Castle. Our board of directors has determined that Mr. Jordan is qualified to serve as our “Audit Committee Financial Expert” as defined in Item 401(h) of SEC Regulation S-K.

The report of our audit committee appears later in this proxy statement.

Compensation Committee.   Nasdaq listing standards require that compensation of our executive officers must be determined by a majority of independent directors, or recommended to the board of directors by a committee consisting solely of independent directors. We have chosen to have our compensation committee make recommendations to our board. Those listing standards also require that our chief executive officer not be present during voting or deliberations regarding his compensation. Consistent with such listing standards, Dr. Yoseloff, our chief executive officer, did not attend the meetings of our compensation committee or of our board when his compensation was being deliberated. Our compensation committee consists of Garry W. Saunders, Louis Castle and Todd Jordan, all of whom are independent directors. The report of our compensation committee regarding Dr. Yoseloff’s and our other executive officers’ compensation is included later in this proxy statement.

Compliance Committee.   Our compliance committee is responsible for identifying and evaluating the situations involving us or our affiliates that may have a negative effect upon the objectives of gaming control. Our committee has at least three members appointed by our board of directors and at least one member must be independent and knowledgeable regarding Nevada gaming regulations. Our compliance committee must include at least one independent director, our general counsel and our senior director of licensing and regulatory compliance. Our president is also currently a member. Our compliance committee reports to our board and advises our board if any activities are inappropriate, after investigation. It may use any of our resources and use whatever means it deems appropriate in conducting any such investigation. In addition, among other things, our senior director of licensing and regulatory compliance and, as appropriate, our general counsel, is responsible for determining that all transactions involving gaming devices and gaming equipment are with licensed distributors and vendors and reporting to the committee regarding material litigation, material loans or extensions of credit, transactions meeting certain thresholds, and material loans made by us or our affiliates other than for our or the affiliate’s benefit. Further, the committee requires that appropriate background checks be conducted on several categories of persons, including officers, directors, lenders, vendors, customers, partners, joint ventures, and lobbyists. The committee reviews political contributions for compliance with applicable law, annually reviews the list of our shareholders, and requires review of foreign entities with which we do business.

Code of Conduct.   Our code of conduct summarizes the compliance and ethical standards and expectations we have for all of our officers, directors, employees, contractors, and agents with respect to their conduct in connection with our business. The code of conduct requires that our officers, directors, employees, contractors, and agents avoid conflicts of interest, comply with all laws and other regulatory requirements, conduct business in an honest and ethical manner and otherwise act with integrity and in our best interest. All employees of the Company are required to acknowledge the code of conduct on an annual basis by signing an employee statement of compliance. Waivers may be granted only by our board of directors and will be promptly disclosed on our website or in a Form 8-K filed with the SEC. Any illegal acts are to be dealt with swiftly and reported to the appropriate authorities. The code of conduct also provides for prompt internal reporting of violations of the code of conduct to appropriate employees as identified in the code of conduct. Our code of conduct was revised on October 27, 2006 and a copy of the revised code of conduct is available on our website.

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANT

Deloitte was our independent registered public accountant for the year ended October 31, 2006 and has reported on our consolidated financial statements included in the annual report which accompanies this proxy statement. Our independent registered public accountant is appointed by our board of directors in consultation with the audit committee. The board of directors has reappointed Deloitte as our independent registered public accountant for the year ending October 31, 2007. The affirmative vote of a majority of those shares present and entitled to vote is required to approve the ratification of the appointment of Deloitte as our independent registered public accountant. In the event that the shareholders do not approve Deloitte as our independent registered public accountant, the selection of independent registered public accountant will be reconsidered by the board of directors. Representatives of Deloitte are expected to attend the annual meeting where they will be available to respond to questions and, if they desire, to make a statement.

The Board recommends a vote FOR the ratification of the appointment of Deloitte as our independent registered public accountant.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANT

The firm of Deloitte served as our independent registered public accountant for the fiscal years ended October 31, 2006 and October 31, 2005. The following table presents fees for professional services rendered by Deloitte related to the audit of our annual financial statements for the fiscal years ended October 31, 2006 and October 31, 2005 and fees billed for other services rendered by Deloitte during those years.

Fee Type	2006	2005
Audit Fees	$1,160,000	$1,077,000
Audit-Related Fees	111,000	113,000
Tax Fees	1,109,000	587,000
All Other Fees	—	—
Total Fees	$2,380,000	$1,777,000

Audit Fees.   Audit fees are fees for professional services related to the audit of our financial statements included in our annual report on Form 10-K and review of our financial statements included in our quarterly reports on Form 10-Q, as well as services that are normally provided in connection with statutory and regulatory filings or engagements, including our current reports on Form 8-K and registration statements under the Securities Act of 1933.  Of the total amount of audit fees, such services totaled $754,000 and $457,000 in fiscal 2006 and fiscal 2005, respectively. Additionally, audit fees include attestation of management’s assessment of internal control, as required by Section 404 of the Sarbanes-Oxley Act of 2002. Of the total amount of audit fees, such services totaled $406,000 and $620,000 in fiscal 2006 and fiscal 2005, respectively.

Audit-Related Fees.   Audit-related fees are fees for assurance and services that are reasonably related to the performance of the audit or review of our financial statements. This includes audit of employee benefit and compensation plans, due diligence related to mergers and acquisitions, attestations by Deloitte that are not required by statute or regulations, and consulting on financial accounting/reporting standards.

Tax Fees.   Of the total amount of tax fees, fees for tax compliance and preparation services totaled $600,000 and $447,000 in fiscal 2006 and fiscal 2005, respectively. This includes preparation of our original and amended tax returns, including our subsidiaries, refund claims, payment planning, tax audit assistance, and tax work stemming from “audit-related” items. Fees for tax due diligence and international structure consultation totaled $509,000 and $140,000 in fiscal 2006 and fiscal 2005, respectively, of the total amount of tax fees.

All Other Fees.   Fees for all other permissible services were not material.

Our audit committee has concluded that the services performed by Deloitte that were not related to its audit of our financial statements were at all times compatible with maintaining that firm’s independence.

Our audit committee pre-approves all auditing services and fees as well as all permitted non-audit services and corresponding fees above a certain amount to be performed for us by our independent registered public accountant subject to “de minimus” exceptions for non-audit services described in Section 10A(i)(1)(B) of the Securities Exchange Act that are approved by our audit committee prior to the completion of the audit. At the beginning of each fiscal year, a description of each anticipated project of non-audit services is provided to our audit committee. Our audit committee reviews those descriptions and pre-approves those services, project by project, prior to each project beginning. Any additional non-audit services contemplated by us after the beginning of the fiscal year are submitted to the audit committee for pre-approval prior to engaging our independent registered public accountant to perform any services. The authority to grant specific pre-approval between regularly scheduled audit committee meetings, as necessary, has been delegated to the chair of the audit committee. Our audit committee is regularly informed as to the non-audit services actually provided by our independent registered public accountant pursuant to the pre-approved projects. Fees paid to our independent registered public accountant in reliance on the “de minimus” exception referred to above did not exceed permissible amounts during fiscal 2006.

REPORT OF THE AUDIT COMMITTEE

The following is the report of our audit committee with respect to our audited consolidated financial statements for the fiscal year ended October 31, 2006. Our audit committee is providing this report to enable our shareholders to understand how it monitors and oversees our financial reporting process.

The function of our audit committee is oversight. Our management is responsible for the preparation, presentation and integrity of our financial statements and is responsible for maintaining appropriate accounting and financial reporting principles, policies and internal controls, and procedures designed to assure compliance with accounting standards and applicable laws and regulations. As our independent registered public accountant, Deloitte is responsible for planning and carrying out an annual audit and quarterly reviews in accordance with generally accepted auditing standards.

It is not the responsibility of our audit committee to prepare our financial statements in accordance with generally accepted accounting principles; that is the responsibility of our management. Further, it is not the responsibility of our audit committee to plan and conduct annual audits or quarterly reviews; that is the responsibility of our independent registered public accountant. It is also not the responsibility of our audit committee to assure compliance by us with laws and regulations.

In connection with its function of overseeing and monitoring our financial reporting process, our audit committee has done the following:

•       reviewed and discussed our audited consolidated financial statements for the fiscal year ended October 31, 2006, with our management, who represented to the committee that our consolidated financial statements were prepared in accordance with accounting principles and practices generally accepted in the United States;

•       discussed with Deloitte those matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU § 380); and

•       received the written disclosure and the letter from Deloitte required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with Deloitte its independence.

Based upon the foregoing, our audit committee recommended to our board of directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended October 31, 2006 for filing with the SEC.

The foregoing report is provided by the following directors who comprise our audit committee:

Todd Jordan
Garry W. Saunders
Louis Castle
Members of the Audit Committee

COMPENSATION OF INDEPENDENT DIRECTORS

Each of our independent directors receives a quarterly payment of $9,000. Each independent director also receives an annual grant of non-qualified stock options and/or restricted stock after our annual meeting of shareholders. With the approval of our board of directors, our corporate governance committee determines the number of options or restricted stock granted to each independent director, the exercise price, the vesting schedule, and other terms. Our board of directors may also make discretionary grants of stock options or restricted stock to independent directors pursuant to the recommendations of the corporate governance committee. During the fiscal year ended October 31, 2006, all options and restricted stock granted to independent directors were granted pursuant to our 2004 Equity Incentive Plan for Non-Employee Directors. Directors who are not independent directors receive no separate compensation for their service as a director. The following table provides information about options and restricted stock granted to our independent directors during fiscal 2006:

Name	Grant Date	Number of Stock Options(1)	Exercise Price(2)	Expiration Date(3)	Number of Restricted Shares(4)
Ken Robson	Mar 2006	—	—		11,000
Garry W. Saunders	Mar 2006	—	—		7,000
Louis Castle	Mar 2006	—	—		7,000
Todd Jordan	Jul 2006	—	—		3,000
	Jul 2006	17,000	$31.41	Jul 2016	—
		17,000			28,000

(1)                All stock options vest over a two year period and all restricted stock vests in one year.

(2)                The exercise price of all stock options was equal to the closing price of our common stock on the date of grant.

(3)                The stock options will expire on the earlier of the indicated date or, with respect to vested and exercisable options, one year from the date of cessation of board service.

(4)                No consideration was received related to grants of restricted stock.

EXECUTIVE OFFICERS

In addition to Mark L. Yoseloff, whose biography was listed previously, the following persons serve as our executive officers.

Paul C. Meyer, 59 years old, joined us as our president in October 2003 and was also named chief operating officer in February 2004. Mr. Meyer served as president of the Integrated Solutions Division of Concurrent Computer Corporation from December 2000 until October 2003. From December 1998 until December 2000, Mr. Meyer served as president of ASM Associates, a Darien, Illinois consulting firm that provides interim management services. Mr. Meyer was executive vice president of Virgin Interactive Entertainment, Inc., an Irvine, California, entertainment software developer and publisher from May 1997 to November 1998. Mr. Meyer has also served as an executive vice president and chief operating officer of PlayNet Technologies, a developer and manufacturer of coin-operated equipment and as executive vice president and general manager of Viacom New Media, both located in New York. Mr. Meyer is also a member of the board of directors of Sona Mobile Holdings Corp., a publicly traded company.

Richard L. Baldwin, 34 years old, joined us as our senior vice president and chief financial officer in September 2004 from International Game Technology where he served as director of finance and investor relations from July 2003 to September 2004 and director of corporate finance from April 2002 to June 2003. Mr. Baldwin joined Anchor Gaming as financial controller in April 1998, and served as director of corporate finance with Anchor Gaming from September 1999 through March 2002. He was a senior auditor for Deloitte from September 1995 to March 1998.  Mr. Baldwin is a certified public accountant.

R. Brooke Dunn, 51 years old, joined us in May 1996 as director of marketing. In July 1997, we appointed Mr. Dunn vice president of marketing and, in July 2001, senior vice president. Mr. Dunn served as vice president of marketing for Hilton Gaming Corporation and as vice president of marketing for individual Hilton properties in Reno, Las Vegas and Laughlin, Nevada.

EXECUTIVE COMPENSATION

The following table sets forth the compensation paid or accrued to our executive officers for services rendered in all capacities to us during our fiscal years ended October 31, 2006, 2005 and 2004:

Summary Compensation Table

					Long Term
		Annual Compensation			Compensation(1)
	Fiscal				Restricted	Stock
Name and Principal Position	Year	Salary	Bonus(2)	Other	Stock(3)	Options(4)
Mark L. Yoseloff	2006	$402,000	$50,000	$3,000	$—	—
Chairman of the Board and	2005	411,000	300,000	4,000	2,804,000	200,000
Chief Executive officer	2004	393,000	373,000	4,000	1,436,000	491,250
Paul C. Meyer(5)	2006	319,000	40,000	4,000	—	—
President and Chief	2005	296,000	162,000	7,000	140,000	20,000
Operating Officer	2004	271,000	212,000	67,000	996,000	97,500
Richard Baldwin(6)	2006	241,000	30,000	5,000	500,000	—
Senior Vice President and	2005	216,000	112,000	3,000	140,000	42,500
Chief Financial Officer	2004	15,000	38,000	10,000	—	82,500
R. Brooke Dunn	2006	219,000	27,000	12,000	—	—
Senior Vice President	2005	219,000	113,000	12,000	140,000	12,000
	2004	200,000	154,000	13,000	229,000	75,000

(1)                The number of shares granted has been adjusted to reflect our three-for-two stock splits in April 2004 and January 2005.

(2)                We typically pay performance bonuses based on fiscal year performance in December, shortly after the close of the fiscal year to which they relate. For fiscal 2004, the bonus amounts for each of Dr. Yoseloff, Mr. Meyer, and Mr. Dunn include $31,000 that was paid by the issuance of 1,050 shares of common stock. No equity based performance bonuses were paid in fiscal 2005 or 2006.

(3)                The value for restricted stock grants is computed as the number of shares granted times the market value of our common stock on the date of grant.

(4)                We typically make annual option grants prior to the end of each fiscal year. However, for fiscal 2004, we granted the options shown in December 2004 after the close of our fiscal year. For fiscal 2006, no options were granted.

(5)                Other compensation for fiscal 2004 includes $64,000 for relocation benefits.

(6)                Mr. Baldwin became an executive officer in September 2004. The amount of bonus paid in fiscal 2004 includes $37,500 paid upon commencement of Mr. Baldwin’s employment.

Option Grants During The Fiscal Year Ended October 31, 2006

None of the named executive officers was granted stock options during the fiscal year ended October 31, 2006.

Aggregate Options Exercised In The Fiscal Year Ended October 31, 2006
And Option Values At October 31, 2006

The following table sets forth certain information regarding options to purchase shares of common stock exercised during our fiscal year ended October 31, 2006, and the number and value of options to purchase shares of common stock held as of October 31, 2006, by our executive officers:

	Number of				Value of Unexercised
	Shares		Number of Options		In-the-Money Options
	Acquired	Value	at October 31, 2006		at October 31, 2006(2)
Executive Officer	on Exercise	Realized(1)	Exercisable	Unexercisable	Exercisable	Unexercisable
Mark L. Yoseloff	150,000	$4,210,000	647,517	323,752	$8,403,000	$2,210,000
Paul C. Meyer	40,250	909,000	187,817	76,251	2,047,000	887,000
Richard L. Baldwin	—	—	45,000	80,000	140,000	140,000
R. Brooke Dunn	92,808	2,904,000	148,124	48,564	1,675,000	651,000

(1)                “Value Realized” is the difference between the closing price per share on the date of exercise and the exercise price per share, multiplied by the number of shares acquired upon exercise of the option.

(2)                “Value of Unexercised In-the-Money Options” is the difference between the closing price per share of $27.98 at October 31, 2006, and the exercise price per share, multiplied by the number of shares subject to options.

Equity Compensation Plan Information

The following table sets forth certain information as of October 31, 2006 with respect to shares that may be issued under our equity compensation plans:

Number of
	Shares That	Weighted-	Number
	May be Issued	Average Exercise	of Shares
	Upon Exercise	Price of	Remaining
	of Outstanding	Outstanding	Available for
	Options, Warrants	Options, Warrants	Future
	and Rights	and Rights	Issuances
Equity compensation plans approved by security holders	3,131,000	$19.16	2,008,000
Equity compensation plans not approved by security holders	—	—	—
Total	3,131,000	$19.16	2,008,000

We have no individual compensation arrangements that provide for the issuance of our securities that have not been approved by our shareholders.

Executive Employment Agreements

Mark L. Yoseloff.   Effective February 23, 2004, we entered into an employment agreement with Dr. Yoseloff as our chief executive officer. Dr. Yoseloff is being paid an annual base salary of $400,000 through October 31, 2007, although we can terminate his employment earlier. Dr. Yoseloff is also eligible to receive bonuses similar to other executive officers, plus discretionary bonuses and equity incentive awards similar to other executive officers and employees, as may be awarded by our board of directors. Effective for fiscal 2007, the bonus target for our executive officers is 50% of their fiscal year 2007 annual base salaries. As part of his employment agreement, we granted Dr. Yoseloff options to purchase 371,250 shares(1) at an exercise price of $15.21. These options would have vested in part on each of October 31, 2005 and April 30, 2006, but vested earlier when the closing price of our common stock reached certain targets.Additionally, in May 2004, also as part of his employment agreement, we granted Dr. Yoseloff options to purchase 105,000(1) shares at an exercise price of $21.73, to vest the earlier of October 31, 2005 or the date on which our closing stock price is $33.33. These stock options vested on February 28, 2005. In September 2005, to provide Dr. Yoseloff with additional incentive with respect to our performance and growth over the next several years, we granted Dr. Yoseloff options to purchase 200,000 shares at an exercise price of $28.06 as well as 120,000 shares of restricted stock, both to vest upon the earlier of September 1, 2011, or the date(s) on which the closing price of our common stock reaches certain targets.

Dr. Yoseloff’s employment agreement also provides that in the event of any cessation of his full-time employment other than for cause, we will pay Dr. Yoseloff a salary continuation payment over the two and one-half years following his full-time employment equal to his annual base salary at the time of the cessation plus his average annual bonus over the prior three years. We will make this payment at the same intervals as such payments are made to our other employees. While such payments are being made, Dr. Yoseloff will remain our employee and will receive benefits similar to our other employees, but he will not be eligible for bonuses or performance incentives. The agreement also contains customary confidentiality provisions and describes other of our policies and independent covenants.

Simultaneously with his employment agreement, we entered into a covenant not to compete agreement with Dr. Yoseloff covering the three years immediately following the cessation of his full-time employment. During this three year period, Dr. Yoseloff will receive payments in addition to the salary continuation payment as consideration for his non-competition agreement. These payments will be equal to twice the sum of Dr. Yoseloff’s base salary at the time of his cessation of his full-time employment plus his average annual bonus over the prior three years. We will make this payment over the two and one-half years following his full-time employment, at the same intervals as such payments are made to our other employees.

Paul C. Meyer.   Effective October 31, 2005, we entered into an employment agreement with Mr. Meyer as our president and chief operating officer. The employment agreement runs for a three-year term, from November 1, 2005 through October 31, 2008, although we can terminate his employment earlier. Mr. Meyer was entitled to receive a base salary at annual rates of $300,000 through January 31, 2006 and $325,000 from February 1, 2006 through October 31, 2006. Effective as of January 1, 2007, Mr. Meyer’s salary was set at $350,000 by the compensation committee. Mr. Meyer is also entitled to participate in any bonus programs for our executive officers as well as any individual performance bonus program authorized by our board of directors. Effective for fiscal 2007, the bonus target for our executive officers is 50% of their fiscal year 2007 annual base salaries.

(1)                All information relating to options and restricted stock granted and exercise prices have been adjusted to reflect our three-for-two stock splits in April 2004 and January 2005.

The employment agreement also limits Mr. Meyer’s rights to engage in outside consulting or employment, sets forth non-competition and confidentiality provisions, provides for severance benefits, sets forth termination or resignation procedures and describes other of our policies and independent covenants.

Richard L. Baldwin.   Effective November 1, 2006, we entered into an employment agreement with Mr. Baldwin as our chief financial officer. The employment agreement runs for a two-year term, from November 1, 2006 through October 31, 2008, although we can terminate his employment prior to the end of such period. Mr. Baldwin is entitled to receive an annual base salary of $270,000 through October 31, 2007. Thereafter, he is entitled to receive a base salary as set by the compensation committee but not less than $270,000. Mr. Baldwin is also entitled to participate in any bonus programs for our executive officers as well as any individual performance bonus program authorized by our board of directors. Effective for fiscal 2007, the bonus target for our executive officers is 50% of their fiscal year 2007 annual base salaries.

The employment agreement also limits Mr. Baldwin’s rights to engage in outside consulting or employment, sets forth non-competition and confidentiality provisions, provides for severance benefits, sets forth termination or resignation procedures and describes other of our policies and independent covenants.

R. Brooke Dunn.   Effective November 1, 2005, we entered into an employment agreement with Mr. Dunn, our senior vice president. The employment agreement runs for a two-year term, from November 1, 2005 through October 31, 2007, although we can terminate his employment prior to the end of such period. Mr. Dunn was entitled to receive an annual base salary of $210,000 through October 31, 2006 which continued through December 2006. Effective as of January 1, 2007, Mr. Dunn’s salary was set at $235,000 by the compensation committee. Mr. Dunn is also entitled to participate in any bonus programs for our executive officers as well as any individual performance bonus program authorized by our board of directors. Effective for fiscal 2007, the bonus target for our executive officers is 50% of their fiscal year 2007 annual base salaries.

The employment agreement also limits Mr. Dunn’s rights to engage in outside consulting or employment, sets forth non-competition and confidentiality provisions, provides for severance benefits, sets forth termination or resignation procedures and describes other of our policies and independent covenants.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We had no reportable transactions during the fiscal year ended October 31, 2006. All reportable transactions between us and our related parties other than in the ordinary course of business will be reviewed and approved in advance by our audit committee.

REPORT OF THE COMPENSATION COMMITTEE
ON EXECUTIVE COMPENSATION

The following report of our compensation committee and the stock performance graph that appears later in this proxy statement shall not be deemed to be soliciting material or to be filed with the SEC under the Securities Act of 1933 (the “Securities Act”) or the Securities Exchange Act or incorporated by reference into any document so filed.

The compensation committee of our board of directors is composed entirely of independent directors and is responsible for developing and making recommendations to our board with respect to our executive compensation policies. In addition, our compensation committee, pursuant to authority delegated by our board, recommends the compensation to be paid to our chief executive officer and, with input from our chief executive officer, each of our other executive officers.

The compensation committee’s philosophy and strategy is to create a strong link between executive compensation and performance, thereby helping to align the interests of management with those of our shareholders. We generally enter into employment agreements with our executive officers, which provide for base salaries, bonuses, and the granting of stock-based compensation. The compensation committee’s compensation philosophy is conservatively biased with regard to cash compensation, and emphasizes long-term equity incentives to strongly promote and reward outstanding financial and strategic performance. The compensation committee believes that long-term equity incentives are a vitally important part of our compensation mix, directly related to maximizing shareholder value.

Salary.   To help determine the range for base salaries of our executive officers, the compensation committee considers published information regarding the compensation of officers at companies similar to ours, taking into account variables such as geography, job comparability, the size of each corporation and its industry. The compensation committee also may engage outside consultants to review executive compensation. In addition to base salary, executive officers are eligible to participate in our employee benefit plans on the same terms as other employees, except that executive officers cannot participate in our profit sharing plan.

Bonus.   The purpose of our annual bonus program for executive officers is to compensate our executive officers for meeting and exceeding expected performance levels. Bonus amounts vary according to (a) our realization of targeted financial results and (b) individual achievement of operational objectives. The compensation committee, with input, when appropriate, from our chief executive officer, is responsible for recommending such bonuses to our board, which then determines appropriate amounts of each.

Stock-based Compensation.   The compensation committee strongly believes that in order to maximize shareholder value, cash compensation alone cannot be relied upon to provide incentives to our executive officers. On January 18, 2007, we amended our 2004 Equity Incentive Plan (the “2004 Plan”) to authorize the grant of restricted stock units. The 2004 Plan now provides for the grant of stock options, stock appreciation rights, restricted stock units and restricted stock as the basis of our long-term incentive program for executive officers and other key employees. Section 12.1 of the 2004 Plan allows the board of directors to amend the 2004 Plan in certain respects at any time or from time to time. The objective of this program is to create a direct incentive for executive officers to increase shareholder value, thereby aligning executive officers’ long-term interests with those of our shareholders.

•       A stock option allows an executive officer to purchase shares of our common stock at a price equal to the fair market value of our shares on the date of grant over the term of the option (usually ten years). Such option grants generally vest over four-year or five-year periods, may not be re-priced, and may contain a clause that accelerates vesting based on meeting performance criteria.

•       Stock appreciation rights require us to pay executive officers the difference between the market price of our shares when the rights are granted and when the rights are exercised. If the value of our common stock has not increased during that time, the rights will have no value. We have the option, at the time of exercise, to deliver our shares with a value equal to the cash payment that would have been required.

•       Restricted stock units are equity grants valued in terms of the Company’s stock, but the Company’s stock is not issued at the time of the grant. Once vested, each restricted stock unit converts to one unrestricted, fully transferable share of our common stock. Restricted stock units can vest either upon fixed dates or upon specified conditions.

•       Restricted stock is shares of our common stock that may be granted to an executive officer without any payment by the executive officer where the shares are subject to a risk of forfeiture until vested. Such shares can vest either upon fixed dates or upon specified conditions. Once vested, restricted shares are identical to other shares outstanding.

Such equity incentives offer a significantly greater opportunity for reward if long-term performance in achieving shareholder value is sustained.

Chief Executive Officer Compensation.   In February 2004, we entered into an employment agreement with Dr. Yoseloff that set his base salary at $400,000 through October 31, 2007. Dr. Yoseloff is also eligible to receive a bonus in accordance with the terms and conditions of the annual bonus program for executive officers as authorized each year by the board. For fiscal 2006, Dr. Yoseloff received an annual base salary of $402,000 pursuant to the terms of his employment agreement and a cash bonus under the annual bonus program of $50,000 based upon profitability and operating metrics set by the compensation committee.

The compensation committee also uses equity awards made under the 2004 Plan to provide various performance incentives for Dr. Yoseloff. The compensation committee believes the equity component of Dr. Yoseloff’s compensation package is a necessary motivating factor that contributes to our success and the maximization of shareholder value. Some of the factors the compensation committee considers in evaluating the appropriateness of the chief executive officer’s equity component include:

•       revenue, income from continuing operations and EPS growth;

•       diversification and future growth;

•       other performance and strategic accomplishments; and

•       competitive pay practices including advice from independent advisors.

Under Dr. Yoseloff’s leadership, we continue to expand our long-term growth prospects through diversification of our product offerings and greater strategic emphasis on our international opportunities. Some of our significant fiscal 2006 accomplishments included:

•       consolidated revenue for fiscal 2006 was $163.5 million compared to $112.9 million in fiscal 2005, an increase of 45%;

•       total shuffler installed base increased 20% to approximately 22,400 and total table game installed base increased 15% to approximately 4,200;

•       acquired Stargames Limited (“Stargames”) on February 1, 2006 which enhanced the Company’s entertainment products portfolio and provided additional electronic platforms for the Company’s branded content. The Stargames acquisition has expanded our Australasian presence and provides a global platform for our proprietary entertainment products;

•       entered into an exclusive licensing and distribution agreement with Image Fidelity, LLC for its proprietary card recognition software;

•       entered into a patent licensing agreement with Progressive Gaming International to add progressives on the Company’s live proprietary table games, electronic single and multi-player units, and wireless wagering devices;

•       was awarded the first Delaware State Lottery System multi-terminal video lottery machine contract, which represents the largest Table Master placement to date; and

•       was included in the Fortune Small Business 100 Fastest Growing Small Companies List for the fifth consecutive year.

The compensation committee believes it has positioned Dr. Yoseloff’s cash compensation to be relatively modest, and to instead permit significant reward through the positive performance of our common stock. Through his commitment and focus, Dr. Yoseloff has led us in achieving our strategic goals and exceeding our financial objectives. The compensation committee recognizes the benefits received by our long-term shareholders under Dr. Yoseloff’s leadership, and when viewed in total – salary, bonus and long-term equity incentives – the compensation committee believes our chief executive officer’s compensation is reflective of the results delivered.

The foregoing report is provided by the following directors who comprise our compensation committee:

Louis Castle Garry W. Saunders Todd Jordan
Members of the Compensation Committee

STOCK PERFORMANCE GRAPH

The following graph compares a shareholder’s cumulative total return for the last five fiscal years, assuming $100 invested at October 31, 2001, with the reinvestment of all dividends, as if such amounts had been invested in: (i) our common stock; (ii) the stocks included in the S&P Small Cap 600 Index; (iii) the stocks included in the Nasdaq Index Composite; (iv) the stocks included in the Dow Jones US Gambling Index; and (v) an index of selected issuers in our industry, or Peer group, composed of International Game Technology, Aristocrat Leisure, WMS Industries, Bally Technologies and Progressive Gaming International.

	Investment Value as of October 31,
	2001	2002	2003	2004	2005	2006
Shuffle Master, Inc.	$100	$183.23	$243.77	$504.27	$455.75	$502.84
S&P Small Cap 600 Index	100	96.22	128.53	150.09	173.01	200.87
Nasdaq Index Composite	100	79.34	114.91	117.56	127.29	143.94
Dow Jones U.S. Gambling Index	100	137.55	197.41	257.51	263.71	369.11
Peer Group	100	127.68	200.86	228.01	214.54	324.24

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number of shares of our common stock beneficially owned: (i) by each executive officer named in the Summary Compensation Table; and (ii) by all directors and executive officers as a group, as of January 15, 2007:

	Shares of Common Stock
		Options
		Exercisable	Beneficially
Name of Beneficial Owner(1)	Owned(2)	Within 60 Days	Owned(3)	Percent
Mark L. Yoseloff	678,698	712,519	1,391,217	3.8%
Paul C. Meyer	85,484	187,817	273,301	*
Richard Baldwin	38,490	45,000	83,490	*
R. Brooke Dunn	42,450	131,250	173,700	*
Garry W. Saunders	14,500	129,000	143,500	*
Ken Robson(4)	24,500	69,000	93,500	*
Todd Jordan	3,100	—	3,100	*
Louis Castle	8,500	30,500	39,000	*
All directors and executive officers as a group (8 persons)	895,722	1,305,086	2,200,808	6.1%

(1)                The address of each person listed in this table is 1106 Palms Airport Drive, Las Vegas, Nevada, 89119.

(2)                Includes restricted shares awarded under our 2004 Equity Incentive Plan and our 2004 Equity Incentive Plan for Non-Employee Directors. These restricted shares are subject to forfeiture if certain conditions, determined at the time of grant, are not satisfied.

(3)                Represents the sum of shares owned and shares which may be purchased upon exercise of options exercisable within 60 days of January 15, 2007.

(4)                Ken Robson resigned as a director on November 2, 2006. The table sets forth the number of shares of our common stock owned by him as of his final Form 4 filing on May 3, 2006. The options exercisable within 60 days are as of January 15, 2007.

*                    Less than 1%

Our governance committee charter includes a statement of our policy with respect to director stock ownership. Directors are strongly encouraged to own a minimum of stock in an amount equal to $150,000 and are expected to achieve the target level within five years of becoming a director. The director stock ownership policy states that trading in our stock is discouraged and that a director should view his or her shares of our stock as long-term investments. Our board of directors believes that increasing their ownership of our common stock will more closely align the interests of our board of directors with our shareholders.

The following table sets forth information regarding ownership of outstanding shares of the Company’s common stock by those individuals or groups who have advised the Company that they own more than five percent (5%) of such outstanding shares:

	Shares Beneficial Owned
Name and Address of Beneficial Owner	Number	Percent
Columbia Wanger Asset Management, L.P.(1) 227 West Monroe Street, Suite 3000 Chicago, Illinois 60606	2,954,000	8.46%
Baron Capital Group, Inc.(2) 767 Fifth Avenue New York, New York 10153	2,785,400	8.10%
FMR Corp.(3) 82 Devonshire Street Boston, Massachusetts 02109	2,671,821	7.65%
Kayne Anderson Rudnick Investment Management, LLC(4) 1800 Avenue of the Stars, Suite 200 Los Angeles, CA 90067	1,985,827	5.69%
Transamerica Investment Management, LLC(5) 11111 Santa Monica Boulevard, Suite 820 Los Angeles, California 90025	2,253,801	6.45%

(1)                The amount and percentage shown and the information contained in this footnote is derived from the Schedule 13G/A (Amendment No. 5) of Columbia Wanger Asset Management, L.P. (“WAM”) dated January 10, 2007, which represents holdings as of December 31, 2006. WAM is a registered investment adviser and beneficially owns 2,954,000 shares. WAM has the sole power to dispose of 2,954,000 shares and the sole power to vote or direct the voting of 2,754,000 shares. WAM has the shared power to vote or direct the voting of 200,000 shares. The shares reported include shares held by Columbia Acorn Trust (“CAT”), a Massachusetts business trust that is advised by WAM. CAT holds 7.24% of the shares held by WAM.

(2)                The amount and percentage shown and the information contained in this footnote is derived from the Schedule 13G of Baron Capital Group, Inc. (“Baron Capital”), BAMCO, Inc. (“BAMCO”), Baron Capital Management, Inc. (“Baron Management”), and Ronald Baron (“Ronald Baron”) dated February 14, 2006, which represents holdings as of December 31, 2005. Ronald Baron owns a controlling interest in Baron Capital. BAMCO and Baron Management are subsidiaries of Baron Capital. BAMCO and Baron Management are registered investment advisers and beneficially own 2,785,400 of these shares. Ronald Baron, Baron Capital (through its control of BAMCO and Baron Management), BAMCO and Baron Management each have the shared power to dispose of 2,785,400 shares and the shared power to vote or direct the voting of 2,542,400 of these shares.

(3)                The amount and percentage shown and the information contained in this footnote is derived from the Schedule 13G/A (Amendment No. 1) of FMR Corp. (“FMR”) and Edward C. Johnson 3rd (“Edward Johnson”) dated January 10, 2007, which represents holdings as of December 31, 2006. Members of the Edward Johnson family may be deemed to be a controlling group with respect to FMR. Fidelity Management and Research Company, a wholly-owned subsidiary of FMR Corp. and a registered investment adviser (“Fidelity Management”), beneficially owns 2,634,249 of these shares as a result of acting as an investment adviser to various registered investment companies (the “Funds”). Included in this amount are 1,924,572 shares owned by one of such Funds, Fa Mid Cap Stock Fund. Edward Johnson, FMR (through its control of the Funds) and the Funds each has the sole power to dispose of the 2,634,249 shares owned by the Funds but do not have the sole power to vote or direct the voting of these shares. Pyramis Global Advisors Trust Company, an indirect wholly-owned subsidiary of FMR and a bank (“Pyramis”), is the beneficial owner of 37,572 shares as a result of acting as investment manager. Edward Johnson and FMR (through its control of Pyramis) each has the sole power to vote and to dispose of these shares.

(4)                The amount and percentage shown and the information contained in this footnote is derived from the Schedule 13G/A (Amendment No. 04) of Kayne Anderson Rudnick Investment Management, LLC (“Kayne Anderson”) dated February 5, 2007, which represents holdings as of December 31, 2006. Kayne Anderson is an investment adviser that has sole power to vote and to dispose of all 1,985,827 shares.

(5)                The amount and percentage shown and the information contained in this footnote is derived from the Schedule 13G of Transamerica Investment Management, LLC (“Transamerica”) dated October 10, 2006, which represents holdings as of September 30, 2006. Transamerica is a registered investment adviser and beneficially owns 2,253,801 shares. Transamerica has the sole power to vote 1,643,071 shares and the sole power to dispose of all 2,253,801 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires our directors, certain of our officers and persons holding 10% of our common stock to file reports with the SEC regarding their ownership, acquisitions and dispositions of our common stock. All executive officers and directors timely filed all reports as required during the fiscal year ended October 31, 2006. These reports are available on our website at www.shufflemaster.com and on the SEC’s website at www.sec.gov.

SUBMISSION OF SHAREHOLDER PROPOSALS

The rules of the SEC permit our shareholders to present proposals for shareholder action in our proxy statement. We must receive shareholder proposals for presentation at our annual meeting in 2008, prepared in accordance with proxy rules, on or before October 9, 2007.

Shareholders can send communications to the board of directors by contacting our Investor Relations Department at the address or number(s) listed below:

Investor Relations
Shuffle Master, Inc.
1106 Palms Airport Drive
Las Vegas, NV 89119
Phone: (702) 897-7150
Fax: (702) 270-5161

Where shareholders request information or ask questions that our management can more efficiently address, our Investor Relations Department responds to such shareholder communications without forwarding them to the board of directors; however, the Investor Relations Department will forward any shareholder communication concerning employee fraud or accounting matters to the audit committee. The Investor Relations Department forwards to the full board any communications relating to corporate governance or requiring board action.

INCORPORATION BY REFERENCE

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act or the Securities Exchange Act that might incorporate all or portions of our filings, including this proxy statement, with the SEC, in whole or in part, the Report of the Compensation Committee of our board of directors, the Report of the Audit Committee of our board of directors and the Performance Graph contained in this proxy statement shall not be deemed to be incorporated by reference into any such filing or deemed filed with the SEC under the Securities Act or the Securities Exchange Act.

OTHER BUSINESS

We do not intend to present any business at the meeting other than the matters specifically set forth in this proxy statement and we know of no other business to come before the meeting.

By Order of the Board of Directors,

Paul C. Meyer
Secretary

February 6, 2007
Las Vegas, Nevada

Please detach here

The Board of Directors Recommends a Vote FOR:

1.                  Election of four (4) directors to hold office until the next Annual Meeting of Shareholders or until their successors are elected:

01 Mark L.Yoseloff	03 Louis Castle
02 Garry W. Saunders	04 Todd Jordan

☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHELD from all nominees

Instructions: To withhold authority to vote for any individual nominee, write the number(s) of the nominee(s) in the box provided to the right.

2.                  Ratification of the appointment of Deloitte & Touche LLP as the independent registered public accountant for the Company for the 2007 fiscal year.

☐	For	☐	Against	☐	Abstain

3.                  In their discretion, the appointed proxies are authorized to vote upon such other business as may properly come before the Annual Meeting of Shareholders or any adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED,WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ITEM 1 AND ITEM 2.

Address change? Mark Box Indicate changes below:	☐	Date:

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy, trustees, administrators, etc. should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

SHUFFLE MASTER, INC.

ANNUAL MEETING OF SHAREHOLDERS

MARCH 14, 2007

11:00 a.m. Pacific Standard Time

1106 Palms Airport Drive

Las Vegas, Nevada 89119

SHUFFLE MASTER, INC.
1106 Palms Airport Drive
Las Vegas, Nevada 89119	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on March 14, 2007.

The shares will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Item 1 and Item 2.

By signing the proxy, you revoke all prior proxies and appoint Mark L.Yoseloff and Paul C. Meyer, or either of them, as your proxies, with full power of substitution, to vote the shares you held on January 31, 2007, on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

See reverse for voting instructions.